UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2008
Ready Mix, Inc.
(Exact name of registrant as specified in charter)
Nevada
(State or other jurisdiction of incorporation)

001-32440	86-0830443
(Commission File Number)	(IRS Employer Identification Number)

3430 East Flamingo Rd Suite 100, Las Vegas, NV	89121
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (702) 433-2090
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 4, 2008, Ready Mix, Inc. (the “Company”) announced that Robert R. Morris, the Company’s President and a member of its board of directors, resigned effective immediately. To facilitate the management transition, Mr. Morris will remain with the Company as an employee until his retirement on September 13, 2008. Mr. Morris helped form and joined the Company, as President, in June 1996. Mr. Morris became a director in April 2005.
     Upon acceptance of Mr. Morris’ resignation by the Company’s board of directors, the board appointed Robert A. De Ruiter, age 48, as the Company’s President and a member of the board of directors to fill the vacancy created by Mr. Morris’ departure. Mr. De Ruiter previously served as the Company’s Vice President.
     Mr. De Ruiter agreed to an increase in his annual base salary to $165,000, which may be adjusted, from time to time, by the Company’s compensation committee and subject to the approval of the board of directors. In addition, in connection with his appointment to the board of directors, Mr. De Ruiter and the Company entered into an Indemnification Agreement whereby the Company agreed to indemnify and hold harmless Mr. De Ruiter, to the fullest extent permitted by applicable law, from and against certain liabilities for actions taken by him during the performance of his duties for the Corporation. A copy of the Indemnification Agreement has been filed herewith as Exhibit 10.01.
     Robert A. De Ruiter has been the General Manager of the Company’s metropolitan Phoenix, Arizona ready-mix concrete business since it was organized in 2000. In January 2005, Mr. De Ruiter was named Vice President. From 1998 to 2000, he was the Regional Manager for Mineral Resources Technologies, Phoenix, Arizona, where he was responsible for operation, sales and marketing of mineral resources fly ash products in Arizona, New Mexico, Texas and California. From 1995 to 1998, Mr. De Ruiter was a Technical Sales Representative for Grace Construction Products, Las Vegas, Nevada, and he sold concrete admixtures to concrete producers, contractors, architects and engineers. From 1990 to 1995, he was a sales representative for Sunward Materials, Phoenix, Arizona, where he sold concrete and aggregate to contractors, architects and engineers.
     There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which Mr. De Ruiter had or will have a direct or indirect material interest.
Item 8.01 Other Events.
     On August 4, 2008, the Company announced that it would relocate its corporate headquarters to Phoenix, Arizona. The Company also announced that no change in personnel would result from the change in the Company’s headquarters.
     On August 5, 2008, the Company issued a press release announcing the departure of Mr. Morris and the appointment of Mr. De Ruiter as the Company’s President and a member of the board of directors. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

     The information contained in the press release shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is attached hereto and furnished herewith:

Exhibit
Number	Exhibit Description
10.01	Indemnification Agreement dated August 5, 2008 between Ready Mix, Inc. and Robert A. De Ruiter

99.01	Press Release of Ready Mix, Inc., dated August 5, 2008
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ready Mix, Inc.
Date: August 6, 2008	By:	/s/ Clint Tryon
Clint Tryon
Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer